Exhibit 10.1

SPONSOR SIDE LETTER

This letter agreement (this “Side Letter”) is dated as of November 29, 2022, by and among Twin Ridge Capital Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), Twin Ridge Capital Sponsor Subsidiary, LLC a Delaware limited liability company (“TRCA Subsidiary”), Alison Burns (“Burns”), Paul Henrys (“Henrys”) and Gary Pilnick (“Pilnick” and, together with Burns and Henrys, the “Independent Directors”) and Dale Morrison (“Morrison”), Sanjay K. Morey (“Morey”) and William P. Russell, Jr. (“Russell” and, together with Morrison and Morey, the “Other Insiders”, and together with Sponsor, TRCA Subsidiary and the Independent Directors, the “Sponsor Parties”), Twin Ridge Capital Acquisition Corp., a Cayman Islands exempted Company (“SPAC”), Carbon Revolution Limited ACN 128 274 653 (the “Company”) and Poppetell Limited, a public limited company incorporated in the Republic of Ireland with registered number 607450 (“MergeCo”). Capitalized terms used but not defined in this Side Letter shall have the respective meanings ascribed to such terms in the Business Combination Agreement and the Scheme Implementation Deed (as each such term is defined below), except as otherwise provided in this Side Letter.

RECITALS

WHEREAS, as of the date hereof, (a) the Sponsor is the holder of record and beneficial owner (any such holder, a “Holder”) of 1,917,203 SPAC Class B Ordinary Shares (the “Sponsor Shares”), (b) TRCA Subsidiary is the Holder of 3,350,000 SPAC Class B Ordinary Shares (the “TRCA Subsidiary Shares”), (c) Burns is the Holder of 20,000 SPAC Class B Ordinary Shares (the “Burns Shares”), (d) Henrys is the Holder of 20,000 SPAC Class B Ordinary Shares (the “Henrys Shares”) and (e) Pilnick is the Holder of 20,000 SPAC Class B Ordinary Shares (the “Pilnick Shares” and, together with the Sponsors Shares, the TRCA Subsidiary Shares, the Burns Shares and the Henrys Shares, the “Founder Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Side Letter, (a) SPAC, the Company, MergeCo and Poppettell Merger Sub, a Cayman Islands exempted company and wholly owned subsidiary of MergeCo (“Merger Sub”), have entered into a Business Combination Agreement, dated as of the date hereof (as the same may be amended, restated or amended and restated from time to time in accordance with its terms, the “Business Combination Agreement”), pursuant to which, among other things, (i) each SPAC Class B Ordinary Share shall convert automatically, on a one-for-one basis, into a SPAC Class A Ordinary Share and immediately thereafter each SPAC Class A Ordinary Share shall be automatically cancelled in exchange for one (1) validly issued, fully paid and non-assessable MergeCo Ordinary Share, (ii) each SPAC Public Warrant shall be automatically exchanged to become one (1) MergeCo Public Warrant and each such MergeCo Public Warrant will be subject to, substantially the same terms and conditions set forth in the warrant agreement pursuant to which such SPAC Public Warrant was issued immediately prior to the SPAC Merger Effective Time and (iii) each SPAC Private Warrant shall be automatically exchanged to become one (1) MergeCo Public Warrant (each, a “MergeCo Founder Warrant”) and each such MergeCo Founder Warrant will be subject to substantially the same terms and conditions set forth in the warrant agreement pursuant  to which such SPAC Private Warrant was issued immediately prior to the SPAC Merger Effective Time (iv) SPAC will merge with and into Merger Sub by operation of law (the “Merger”), with Merger Sub being the surviving corporation in the Merger and (v) each ordinary share of Merger Sub issued and outstanding immediately prior to the SPAC Merger Effective Time shall be converted into and exchange for one validly issued, fully paid and nonassessable ordinary share, par value $0.0001 per share, of the Surviving Company and (b) SPAC, the Company and MergeCo have entered into a Scheme Implementation Deed, dated as of the date hereof (as the same may be amended, restated or amended and restated from time to time in accordance with its terms, the “Scheme Implementation Deed”), pursuant to which, among other things, each shareholder of the Company (as at the Scheme Record Date) shall be issued MergeCo Ordinary Shares (as calculated in accordance with, and pursuant to the Scheme of Arrangement as at the Scheme Record Date) in exchange for the transfer to MergeCo of all shares of the Company held by each such shareholder of the Company (as at the Scheme Record Date); and

WHEREAS, as an inducement to the SPAC, Company and MergeCo to enter into the Business Combination Agreement and the Scheme Implementation Deed, and to consummate the transactions contemplated therein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
COVENANTS

Section 1.1      Transfer Restrictions. Each Sponsor Party, and any of their successors, assigns or permitted transferees, hereby acknowledges and agrees that during the period between the execution of this Side Letter and the Closing, the Founder Shares shall remain subject to and bound by the provisions of, and may only be transferred in accordance with Section 5 of that certain letter agreement, dated as of March 3, 2021 (the “Lock-Up Agreement”), by and among SPAC and each of the Sponsor Parties, a copy of which is attached hereto as Exhibit A, and that certain joinder to the Lock-Up Agreement, dated November 18, 2022, by and between SPAC and Sponsor, a copy of which is attached hereto as Exhibit B.

Section 1.2          Obligations with Respect to the Transactions. During the period between the execution of this Side Letter and the Closing, each Sponsor Party irrevocably and unconditionally agrees that: (a) he, she or it shall not elect to make or effect a redemption with respect to any such Covered Shares (as defined below); and (b) at any meeting of the shareholders of SPAC (or any adjournment or postponement thereof), and in any action by written consent of the shareholders of SPAC requested by SPAC’s board of directors or undertaken as contemplated by the Business Combination Agreement, (i) when the SPAC Stockholders Meeting is held, appear at such meeting, in person or by proxy, or otherwise cause all of its, his or her Covered Shares to be counted as present thereat for the purpose of establishing a quorum and (ii) vote (or execute and return an action by written consent), or cause to be voted at such SPAC Stockholders’ Meeting, and any other special meeting of SPAC stockholders called for the purpose of soliciting stockholder approval in connection with the consummation of the Transactions (defined below), (or validly execute and return and cause such consent to be granted with respect thereto), all of its, his or her Covered Shares in favor of each and every SPAC Proposals and SPAC Extension Proposals contemplated under the Business Combination Agreement or the Scheme Implementation Deed (the transactions contemplated thereunder, the “Transactions”) and (iii) vote for any proposal to adjourn or postpone the applicable stockholder meeting to a later date if (and only if) there are not sufficient votes for approval of the Business Combination Agreement and Scheme Implementation Deed and any other SPAC Proposals, SPAC Extension Proposals or other proposals related thereto as set forth in the SPAC Proxy Statement on the dates on which such meetings are held. The obligations of each of Sponsor Party specified in this Section 1.2 shall apply whether or not the Transactions or any action described above are recommended by the board of directors of SPAC or there is, or is reasonably expected to be, a change of recommendation. For purposes of this Side Letter, “Covered Shares” means all SPAC Class A Ordinary Shares and Founder Shares held by such Sponsor Party, as of the date hereof together with any SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares or any shares of capital stock of SPAC acquired by such Sponsor Party after the date hereof. For the avoidance of doubt, nothing set forth herein shall restrict the actions of any Person in his or her capacity as a director of SPAC.

Section 1.3          Waiver of Anti-dilution Protection. With respect to its Founder Shares (except in respect of the Forfeited Shares (defined below)), each Sponsor Party hereby waives, effective as of the Closing, and shall refrain from asserting or perfecting, subject to, conditioned upon and effective as of the Closing (for itself and for its successors and assigns), to the fullest extent permitted by Law and the governing documents of SPAC, any rights to adjustment of the conversion ratio with respect to the SPAC Class B Ordinary Shares owned by such Sponsor Party set forth in the governing documents of SPAC or otherwise (including the rights set forth in Section 17.3 of the Amended and Restated Memorandum and Articles of Association of SPAC, effective as of March 3, 2021) (the “Anti-dilution Waiver”). Notwithstanding anything to the contrary contained herein, no Sponsor Party shall be prohibited from waiving, asserting or perfecting any of the foregoing rights in the event the Business Combination Agreement and Scheme Implementation Deed are validly terminated in accordance with their terms. If the Business Combination Agreement and Scheme Implementation Deed are so terminated, then this Section 1.3 shall be deemed null and void ab initio.

Section 1.4         Forfeiture. Immediately prior to the Closing and conditioned upon the Closing, Sponsor acknowledges and agrees that 327,203 of the Founder Shares that are held of record and beneficially by Sponsor (the “Forfeited Shares”) shall be automatically forfeited and surrendered to the SPAC for no additional consideration and without any further action on the part of any other Person (the “Forfeiture”).  SPAC acknowledges and agrees that immediately prior to Closing, SPAC shall do all things necessary to give effect to the Forfeiture set forth in this Section 1.4. If the Business Combination Agreement and Scheme Implementation Deed are so terminated, then this Section 1.4 shall be automatically deemed null and void ab initio.

Section 1.5          Exclusivity. During the period between the execution of this Side Letter and the Closing or the earlier termination of the Business Combination Agreement and the Scheme Implementation Deed in accordance with the terms therein, each Sponsor Party, except in such Sponsor Party’s capacity as a director of SPAC, agrees not to solicit, initiate or take any action to knowingly facilitate or encourage a SPAC Competing Proposal or Competing Proposal; provided, that, for the avoidance of doubt a Sponsor Party shall not be in breach of this Section 1.5 for any action taken in respect of any other vehicle or investment, which is not SPAC (nor a subsidiary thereof) and which does not otherwise violate the provisions of this Section 1.5.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Each Sponsor Party represents and warrants to the Company, SPAC, and MergeCo (solely with respect to itself, himself or herself and not with respect to any other Sponsor Party) as follows:

Section 2.1          Organization; Due Authorization. If such Sponsor Party is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Side Letter and the consummation of the transactions contemplated hereby are within such Sponsor Party’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor Party. If such Sponsor Party is an individual, such Sponsor Party has full legal capacity, right and authority to execute and deliver this Side Letter and to perform his or her obligations hereunder. This Side Letter has been duly executed and delivered by such Sponsor Party and, assuming due authorization, execution and delivery by the other parties to this Side Letter, this Side Letter constitutes a legally valid and binding obligation of such Sponsor Party, enforceable against such Sponsor Party in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Side Letter is being executed in a representative or fiduciary capacity, the Person signing this Side Letter has full power and authority to enter into this Side Letter on behalf of the applicable Sponsor Party.

Section 2.2          Ownership. Such Sponsor Party is the Holder and has good title to, of all of such Sponsor Party’s Founder Shares as set forth in this Side Letter, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Founder Shares, other than transfer restrictions under the Securities Act) affecting any such Founder Shares, other than transfer restrictions under the applicable securities laws or pursuant to (a) this Side Letter or (b) such Sponsor’s Party’s organizational documents, the organizational documents of SPAC or the organizational documents of MergeCo. The Founder Shares as set forth in this Side Letter are the only equity securities in SPAC owned of record or beneficially by such Sponsor Party on the date of this Side Letter, and none of such equity securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such equity securities which would prevent such Sponsor Party from complying with its obligations hereunder.

Section 2.3          No Conflicts. THE EXECUTION AND DELIVERY OF THIS SIDE LETTER BY SUCH SPONSOR PARTY DOES NOT, AND THE PERFORMANCE BY SUCH SPONSOR PARTY OF HIS, HER OR ITS OBLIGATIONS HEREUNDER WILL NOT, (A) IF SUCH SPONSOR PARTY IS NOT AN INDIVIDUAL, CONFLICT WITH OR RESULT IN A VIOLATION OF THE ORGANIZATIONAL DOCUMENTS OF SUCH SPONSOR PARTY OR (B) REQUIRE ANY CONSENT OR APPROVAL THAT HAS NOT BEEN GIVEN OR OTHER ACTION THAT HAS NOT BEEN TAKEN BY ANY PERSON (INCLUDING UNDER ANY CONTRACT BINDING UPON SUCH SPONSOR PARTY OR SUCH SPONSOR PARTY’S FOUNDER SHARES), IN EACH CASE, TO THE EXTENT SUCH CONSENT, APPROVAL OR OTHER ACTION WOULD PREVENT, ENJOIN OR MATERIALLY DELAY THE PERFORMANCE BY SUCH SPONSOR PARTY OF ITS, HIS OR HER OBLIGATIONS UNDER THIS SIDE LETTER.

Section 2.4          Litigation. There are no proceedings pending against any Sponsor Parties, or to the knowledge of the Sponsor Parties, threatened against any Sponsor Party, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by any Sponsor Party or its, his or her obligations under this Side Letter.

ARTICLE III
MISCELLANEOUS

Section 3.1        Termination. This Side Letter and all of its provisions shall terminate and be of no further force or effect upon the termination of the Business Combination Agreement in accordance with Section 9.01 thereof, or the termination of the Scheme Implementation Deed in accordance with Section 12 thereof. Upon such termination of this Side Letter, all obligations of the parties under this Side Letter will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof, except for any liability on the part of any party for willful misconduct or Fraud under this Side Letter prior to such termination. This Article III shall survive the termination of this Side Letter.

Section 3.2         Amendment and Waiver. No amendment of any provision of this Side Letter shall be valid unless the same shall be in writing and signed by SPAC, the Company, MergeCo and each Sponsor Party to the extent such Sponsor Party holds Founder Shares. No waiver of any provision or condition of this Side Letter shall be valid unless the same shall be in writing and signed by the party against which such waiver is to be enforced. No waiver by any party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

Section 3.3          Assignment. This Side Letter and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Side Letter nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto, other than in respect of the dissolution of the Sponsor to the members of the Sponsor as a result thereof. This Side Letter is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties and such permitted assigns, any legal or equitable rights hereunder.

Section 3.4          Fiduciary Duties. Notwithstanding anything in this Side Letter to the contrary, (a) each Sponsor Party makes no agreement or understanding herein in any capacity other than in the Sponsor Party’s capacity as a record holder and beneficial owner of its Founder Shares, each Sponsor Party makes no agreement or understanding herein in any capacity other than in such Sponsor Party’s capacity as a direct or indirect investor in SPAC, and not, in the case of any Sponsor Party, in such Sponsor Party’s capacity as a director, officer or employee of SPAC, and (b) nothing herein will be construed to limit or affect any action or inaction by any Sponsor Party or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of SPAC or as an officer, employee or fiduciary of SPAC, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of SPAC.

Section 3.5          Notices. All notices, demands and other communications to be given or delivered under this Side Letter shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following delivery by reputable overnight express courier (charges prepaid) or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 3.5, notices, demands and other communications to the parties hereto shall be sent to the addresses indicated below:

Notices to SPAC and the Sponsor:	with a copy to (which shall not constitute
notice):
Twin Ridge Capital Acquisition Corp.
999 Vanderbilt Beach Road, Suite 200	Kirkland & Ellis LLP
Naples, FL 34108	601 Lexington Avenue
Attention: William P. Russell, Jr.; Sanjay Morey	New York, NY 10022
Email: wrussell@twinridgecapital.com;	Attention: Christian Nagler; Peter Seligson
smorey@twinrdigecapital.com	E-mail: christian.nagler@kirkland.com;
peter.seligson@kirkland.com

and

Kirkland & Ellis LLP
609 Main St
Houston, TX 77002

Attention: Adam Larson; Rami Totari
E-mail: adam.larson@kirkland.com;
rami.totari@kirkland.com

Notices to Company, MergeCo:	with a copy to (which shall not constitute
notice):
Carbon Revolution Limited	Goodwin Procter LLP
75 Pigdons Road	100 Northern Avenue
VIC 3126 Australia	Boston, MA 02210
Attention: David Nock	Attention: Jocelyn M. Arel
E-mail: david.nock@carbonrev.com	E-mail: jarel@goodwinlaw.com

and

Goodwin Procter LLP
620 Eighth Avenue
New York, NY 10018
Attention: Jeffrey Letalien
E-mail: jletalien@goodwinlaw.com

Section 3.6          Entire Agreement. This Side Letter and the exhibits and schedule hereto constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

Section 3.7         Miscellaneous. The provisions of Sections 6.02 (Claims Against Trust Fund), 10.03 (Severability), 10.06 (Governing Law), 10.07 (Waiver of Jury Trial), 10.09 (Counterparts) and 10.10 (Specific Performance) of the Business Combination Agreement shall apply mutatis mutandis.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Side Letter as of the date first written above.

SPONSOR:

TWIN RIDGE CAPITAL SPONSOR, LLC

By: /s/ William P. Russell, Jr.
Name: William P. Russell, Jr.
Title: Co-Chief Executive Officer

TRCA SUBSIDIARY:

TWIN RIDGE CAPITAL SPONSOR SUBSIDIARY, LLC

By: /s/ William P. Russell, Jr.
Name: William P. Russell, Jr.
Title: Authorized Signatory

INDEPENDENT DIRECTORS:

By: /s/ Alison Burns
Alison Burns

By: /s/ Paul Henrys
Paul Henrys

By: /s/ Gary Pilnick
Gary Pilnick

OTHER INSIDERS:

By: /s/ Dale Morrison
Dale Morrison

By: /s/ Sanjay K. Morey
Sanjay K. Morey

[Signature Page to Side Letter]

By: /s/ William P. Russell, Jr.
William P. Russell, Jr.

SPAC:

TWIN RIDGE CAPITAL ACQUISITION CORP.

By: /s/ William P. Russell, Jr.
Name: William P. Russell, Jr.
Title: Co-Chief Executive Officer

COMPANY:

CARBON REVOLUTION LIMITED ACN 128 274 653

By: /s/ Dale McKee
Name: Dale Anthony McKee
Title: Director

MERGECO:

POPPETELL LIMITED

By: /s/ Ronan Donohoe
Name: Ronan Donohoe
Title: Director

[Signature Page to Side Letter]

EXHIBIT A

LOCK-UP AGREEMENT

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EXHIBIT B

JOINDER TO LOCK-UP AGREEMENT

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